GLOBAL SAVINGS CLUB, INC.
FINANCIAL STATEMENTS
SEPTEMBER 30, 2001

Index

	Auditor's Report
	Financial Statements
	Balance Sheet			Statement 1
	Notes to the Financial Statements
_________________________________

AUDITOR'S REPORT
To the Directors of Global Sales Club, Inc.

I have audited the balance sheet of Global Savings Club, Inc. as at September 30, 2001. This financial statement is the responsibility of the management. My responsibility is to express an opinion on this financial statement based on my audit.
I conducted my audit in accordance with generally accepted auditing standards. These standards require that I plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
In my opinion, this financial statement present fairly, in all material respects, the financial position of the company as at September 30, 2001 in accordance with generally accepted accounting principles.

(Dan Nichvoldow)
Certified General Accountant
Kelowna, British Columbia
April 18, 2002







GLOBAL SAVINGS CLUB, INC.
BALANCE SHEET
SEPTEMBER 30, 2001
                                                                                                 2001


ASSETS

CURRENT ASSETS
Cash 			              $         10
INVESTMENT - Global Canada	                            2

  TOTAL                                                                             $         12

CAPITAL ASSETS (Note 3)                                            $      600

OTHER ASSETS
Organizational Costs	                                                  9,311

  TOTAL                                                                              $   9,923

LIABILITIES

CURRENT LIABILITIES

Accounts Payable                                                             $      536
Due to Global Canada		                     2,679

  TOTAL			                 $  3,215

DUE TO SHAREHOLDER (Note 4)	                     1,648

EQUITY

SHARE CAPITAL (Note 5)		                     5,060

  TOTAL LIABILITIES AND EQUITY                                $   9,923

Approved:

Director


GLOBAL SALES CLUB, INC.
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2001

1.  NATURE OF OPERATIONS
The company is incorporated under the laws of the State of Nevada and is engaged in the operation of an internet business.

2.  SIGNIFICANT ACCOUNTING POLICIES
a)	Amortization
	Capital assets are recorded at cost and are amortized over their estimated useful lives. Amortization is calculated according to rates shown below. Amortization has not yet been recorded.

3. CAPITAL ASSETS
		                       Accumulated	 2001
	                                       Cost    Amortization	Net
Proprietary Software	           600	                              600

TOTAL                                            600	 	600

4.  	DUE TO SHAREHOLDERS
Amounts due to the shareholders are unsecured, without interest or specific terms of repayment.

5.  	SHARE CAPITAL
Authorized:
80,000,000 Common stock with a par value of one-tenth of one cent.
20,000,000 Preferred stock with a par value of one-tenth of one cent.

Issued:
                                                                                             2001

5,060,000 Common shares                                         $5,060

6.  	OTHER
	All figures are stated in U.S. funds.
	The company had no activity during the year.